Exhibit 99.1

PeopleString Corporation Announces $1.2 Million Private Placement

RED BANK, N. J., May 18, 2011: PeopleString Corporation (OTCBB: PLPE), a leading social portal and social coupon platform,today announced that it has entered into definitive agreements with institutional investors to purchase $1.2 million of securities in a private placement transaction. Under the terms of the transaction PeopleString has agreed to sell an aggregate of 2.4 million shares of its common stock at $0.50 per share.  Additionally, investors will receiveSeries A Warrants to purchase up to 50% of the shares sold at the closing at an exercise price of $0.70 per share and a 5-year expiration, Series B Warrants to purchase up to 100% of the shares sold at the closing at an exercise price of $0.50 per share and an 18-month expiration, and Series C Warrantswhich vest proportionally upon exercise of the Series B Warrants and provide the holder with the right to purchase 50% of the shares sold at the closing at an exercise price of $0.70 per share and a 5-year expiration (collectively, the “Securities”). In connection with the transaction,within 30 days of the Closing, we have agreed to file a registration statement with the Securities and Exchange Commission to register the   resale of the shares issued at closing and the shares of common stock issuable upon exercise of the warrants.

“We are very excited about completing our first institutional financing with Rodman &Renshaw. The capital raised in this offering will allow us to accelerate development of our social technologies, expand our business development and brand marketing on PeopleString andPeopleDeals and expand our marketing efforts for the PeopleString Social Portal andPeopleDeals Social Coupon Platform,” said PeopleString CEO Darin Myman.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM - News), acted as the exclusive placement agent for the transaction.

About PeopleString

PeopleString Corporation (OTCBB: PLPE) creates technologies that empower consumers to leverage their social networks to capitalize on the best national and local deals. PeopleString's patent pending "shareItUp" technology harnesses the power of social media to create coupons that go up in value when shared and rewards loyal customers who share their favorite merchants with others. PeopleString also offers patent pending "Insta Portal" technology which allows users to import pieces of their favorite websites into their own PeopleString homepage. For more information, visit www.peoplestring.com and www.peopledeals.com.

Forward-Looking Statements

Statements about the future expectations of PeopleString Corporation, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. PeopleString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, PeopleString Corporation's actual results could differ materially from expected results.